HARBOR FLORIDA BANCSHARES, INC. ANNOUNCES
                        FOURTH QUARTER EARNINGS INCREASE
                          AND STOCK REPURCHASE PROGRAM

                     FOR IMMEDIATE RELEASE: October 14, 1998

     (Fort Pierce, FL) Harbor Florida Bancshares, Inc. ("the Company") (NASDAQ-HARB), the holding company for Harbor Federal Savings Bank ("the Bank"), announced today that net income for its fourth fiscal quarter ended September 30, 1998, increased 29.6% to $4.5 million or 15 cents per diluted share, compared to $3.5 million or 11 cents per diluted share for the same period last year. This increase was due primarily to an increase in average interest-earning assets resulting from the cash proceeds from the stock offering completed on March 18, 1998. Net income for the fiscal year ended September 30, 1998, increased 30.3% to $17.4 million or 57 cents per diluted share, compared to $13.3 million or 43 cents per diluted share for the same period last year. This increase was due mainly to the increase in average interest-earning assets, the recognition of nonrecurring income of $366,000, after tax, in the third fiscal quarter from the sale of land and buildings and the recognition of nonrecurring income of $978,000, after tax, in the first fiscal quarter on the payoff of a problem commercial real estate loan and on the sale of the Bank's ownership interest in its data processing servicer. Beginning December 31, 1997, net income per share has been calculated in accordance with the provisions of Statement of Financial Accounting Standards No. 128 "Earnings Per Share", with previous periods restated.

     Harbor Florida Bancshares, Inc.'s Board of Directors declared a quarterly cash dividend of 6.50 cents per share for the fourth quarter. The dividend is payable November 20, 1998, to stockholders of record as of October 23, 1998.

     Total assets increased to $1.351 billion at September 30, 1998, from $1.131 billion at September 30, 1997. Total net loans increased to $944.7 million at September 30, 1998, from $834.3 million at September 30, 1997. Total deposits increased to $918.1 million at September 30, 1998, from $911.6 million at September 30, 1997.

     Net interest income increased 26.6% to $12.9 million for the quarter ended September 30, 1998, from $10.2 million for the quarter ended September 30, 1997. This increase was due primarily to an increase in average interest-earning assets resulting from the cash proceeds of the stock offering. Provision for loan losses was $66,000 for the quarter ended September 30, 1998, compared to $326,000 for the quarter ended September 30, 1997. The provision for the quarter ended September 30, 1998 was principally comprised of a credit of $337,000 related to a decrease in the level of classified loans, a charge of $380,000 due to loan growth and $23,000 for net charge offs. Other income remained constant at $1.3 million for the quarters ended September 30, 1998 and 1997. Other expenses increased to $6.4 million for the quarter ended September 30, 1998, from $5.4 million for the quarter ended September 30, 1997, due primarily to an increase of $702,000 in compensation and benefits and an increase of $365,000 in other expenses. The increase in compensation and benefits is due primarily to additional staff required to support the growth in interest-earning assets and an increase of $148,000 in noncash expense of stock benefit plans. Income tax expense increased to $3.2 million for the quarter ended September 30, 1998, from $2.3 million for the quarter ended September 30, 1997.

     The Company also announced today that its Board of Directors has approved a stock repurchase program that permits the Company to acquire up to 4,636,475 shares of its common stock subject to market conditions. This represents approximately 15% of the outstanding common stock and is in addition to shares to be purchased to fund stock awards pursuant to the 1998 Stock Incentive Plan. Mike Brown, Sr., President and C.E.O., stated that the repurchase program expires on March 18, 1999.

     Repurchases are authorized to be made from time to time in open market transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be held for general corporate purposes and/or issuance pursuant to the Company's benefit plans. The repurchase program also allows for the possibility of unsolicited negotiated transactions or other types of repurchases. No shares will be purchased from directors or officers of the Company.

     Harbor Federal is located in Fort Pierce, Florida and has 26 offices located in a six county area of East Central Florida. Harbor Florida Bancshares, Inc. common stock trades on the NASDAQ National Market under the symbol HARB. Financial highlights for Harbor Florida Bancshares, Inc. are attached.




CONTACT: Michael J. Brown, Sr., President, (561)460-7000; Don Bebber, CFO,
(561)460-7009; or Bonnie Forrest, Investor Relations, (561)460-7046; http://www.harborfederal.com



                                                  Sept. 30,          Sept. 30,
                                                    1998                1997
                                                    ----                ----
SELECTED CONSOLIDATED FINANCIAL DATA:                   (In Thousands)
   Total assets                               $     1,350,583      $  1,131,024
   Loans, net                                         944,700           834,270
   Interest-bearing deposits                           19,902            15,736
   Fed funds sold                                      20,000               250
   Investment securities                              101,505            52,553
   Mortgage-backed securities                         201,049           176,854
   Real estate owned (net)                              2,534             2,314
   Deposits                                           918,126           911,576
   FHLB advances                                      145,000           100,000
   Other borrowings                                         0               475
   Stockholders' equity                               263,719            96,802


                                                   Three Months Ended             Twelve Months Ended
                                                        Sept. 30,                        Sept. 30,
                                                   1998           1997              1998          1997
                                                  ------         ------            ------        ------
                                            (In Thousands Except Per Share Data)
SELECTED CONSOLIDATED OPERATING DATA:
   Interest income                            $   25,015      $  22,009        $   95,158    $   84,814
   Interest expense                               12,057         11,777            46,658        45,159
                                                  ------         ------            ------        ------
     Net interest income                          12,958          10,232           48,500        39,655
   Provision for (recovery of) loan losses            66            326               297           782
                                                   -----        -------            ------      --------
     Net interest income after
      provision for (recovery of) loan losses     12,892          9,906            48,203        38,873

   Other income:
     Income (loss) from real
       estate operations                               8            122              (41)           145
     Other                                         1,290          1,196             5,891         4,068
                                                  ------        -------            ------      --------
       Total other income                          1,298          1,318             5,850         4,213

   Other expenses:
     SAIF insurance                                  141            140               572           785
     Other                                         6,271          5,302            23,872        20,363
                                                  ------         ------           -------       -------
        Total other expense                        6,412          5,442            24,444        21,148


       Income before income taxes                  7,778          5,782            29,609        21,938
   Income tax expense                              3,231          2,272            12,243         8,611
                                                 -------         ------           -------        ------
       Net income                             $    4,547      $   3,510        $   17,366    $   13,327
                                                  ======         ======            ======       =======


       Net income per share (1)
           Basic                              $     0.15      $    0.12        $     0.58    $     0.44
           Diluted                            $     0.15      $    0.11        $     0.57    $     0.43


(1) Net income per share for the period ended September 30, 1997 has been restated to conform to the provisions of Statement of Financial Accounting Standards No. 128 "Earnings Per Share", adopted by the Company in the quarter ended December 31, 1997.

                                                           Three Months Ended              Twelve Months
                                                            Ended Sept. 30,               Ended Sept. 30,
                                                     1998         1997           1998         1997
                                                    ------       ------         ------       ------
SELECTED FINANCIAL RATIOS:
  PERFORMANCE RATIOS:
   Return on average assets (1)                       1.35%        1.23 %         1.40%        1.22%
   Return on average stockholders' equity (1)         6.93%       14.64 %         9.34%       14.72%
   Bookvalue per share                           $    8.53     $   3.24      $    8.53    $    3.24
   Net interest rate spread (1)                       3.18%        3.36 %         3.40%        3.36%
   Net yield on average interest-
    earning assets (1)                                4.05%        3.75 %         4.04%        3.72%
   Non-interest expense to average assets (1)         1.90%        1.91 %         1.97%        1.93%
   Net interest income to non-interest
    expense (1)                                       2.06x        1.91 x         1.98x        1.88x
   Average interest-earning assets to
    average interest-bearing liabilities            123.75%      109.02 %       116.54%      108.33%
   Efficiency ratio (1)                              44.25%       48.23 %        46.87%       48.83%

   ASSET QUALITY RATIOS:
   Non-performing assets to total assets              0.37%        0.43 %         0.37%        0.43%
   Allowance for loan losses to
    total loans                                       1.25%        1.40 %         1.25%        1.40%
   Allowance for loan losses to
    classified loans                                211.91%      117.51 %       211.91%      117.51%
   Allowance for loan losses to
    non-performing loans                            483.13%      453.11 %       483.13%      453.11%
   Allowance for losses on real estate owned
    to total real estate owned                       20.01%       19.99 %        20.01%       19.99%

   CAPITAL RATIOS:
   Average shareholders' equity to
    average assets                                   19.48%        8.42 %        15.01%        8.26%
   Shareholders' equity to assets
    at period end                                    19.53%        8.56 %        19.53%        8.56%

(1) Ratio is annualized.


                                                              For the Three Months Ended
                                                              --------------------------
                                               Sept. 30,  June 30,   Mar. 31       Dec. 31       Sept. 30
                                                 1998       1998       1998          1997          1997
                                                 ----       ----       ----          ----          ----
                                                                       (In Thousands Except Per Share Data)
SELECTED CONSOLIDATED OPERATING DATA:
   Interest income                            $   25,015  $ 24,315    $  22,773    $   23,054    $  22,009
   Interest expense                               12,057    11,375       11,459        11,766       11,777
                                                  ------    ------       ------        ------       ------
     Net interest income                          12,958    12,940       11,314        11,288       10,232
   Provision for (recovery of) loan losses            66      (231)         651          (188)         326
                                                      --     -----       -------       ------      -------
     Net interest income after
      provision for (recovery of) loan losses     12,892    13,171       10,663        11,476        9,906
   Other income:
     Income (loss) from real
       estate operations                               8       156          (63)         (143)         122
     Other                                         1,290     1,731        1,148         1,723        1,196
                                                   -----     -----        -----         -----        -----
       Total other income                          1,298     1,887        1,085         1,580        1,318

   Other expenses:
     SAIF insurance                                  141       143          144           144          140
     Other                                         6,271     5,844        5,783         5,973        5,302
                                                   -----     -----        -----         -----        -----
        Total other expense                        6,412     5,987        5,927         6,117        5,442

       Income before income taxes                  7,778     9,071        5,821         6,939        5,782
   Income tax expense                              3,231     3,736        2,432         2,844        2,272
                                                   -----     -----        -----         -----        -----
       Net income                             $    4,547  $  5,335    $   3,389    $    4,095    $   3,510
                                                   =====     =====        =====         =====        =====


       Net income per share (1)
           Basic                              $    0.15   $  0.18     $    0.11    $     0.14    $    0.12
           Diluted                            $    0.15   $  0.18     $    0.11    $     0.13    $    0.11


(1) Net income per share for the period ended September 30, 1997 has been restated to conform to the provisions of Statement of Financial Accounting Standards No. 128 "Earnings Per Share", adopted by the Company in the quarter ended December 31, 1997.